Exhibit 7


                                December 22, 2003




Cherokee Energy Partners LLC
200 Clarendon St.
Boston, Massachusetts 02117

      Re:   Restrictions on Sale of Securities

Ladies and Gentlemen:

     This letter is being delivered to Cherokee Energy Partners LLC ("Cherokee") by the undersigned for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged.

     The undersigned hereby represents and warrants that they, joint and severally, are the beneficial owner of 2,000,000 shares (the "Shares") of Common Stock ("Common Stock") of Quest Resource Corporation ("Quest"). In the event that Quest (i) declares a dividend or makes any other distribution upon the Shares payable in Common Stock or (ii) subdivides its outstanding Shares of Common Stock into a greater number of shares then, in each case, the number of Shares shall be proportionately increased to reflect such distribution or stock split.

     The undersigned hereby agrees and covenants that he or she will not, without the prior written consent of Cherokee, sell, offer to sell, contract or agree to sell, hypothecate, pledge (other than the pledge of such Shares existing on the date hereof), grant any option to purchase or otherwise dispose of, agree to dispose of, or permit the disposition of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned, directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, all or any portion of the Shares, or publicly announce an intention to effect any such transaction, for a period of 18 months after the date of this Letter Agreement, other than Shares disposed of as bona fide gifts approved by Cherokee, provided that Cherokee receives a similar lock-up agreement from the recipient of the bona fide gift.

     This Letter Agreement shall be binding upon the successors, assigns, heirs and personal representatives of the undersigned.

Cherokee Energy Partners LLC
December 22, 2003
Page 2

     The undersigned understands that Cherokee is entering into and proceeding with certain transactions in reliance upon this Letter Agreement.



                                    Yours very truly,


                                    /s/ Marsha K. Lamb
                                    ------------------------------------------
                                    Marsha K. Lamb


                                    /s/ Douglas L. Lamb
                                    ------------------------------------------
                                    Douglas L. Lamb